Huntington Investment and Tax Savings Plan

Employer ID No.: 31-0724920
Plan Number: 002

Financial Statements as of and for the Years Ended December 31, 2018 and 2017,
Supplemental Schedule as of December 31, 2018, and
Report of Independent Registered Public Accounting Firm

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm - Ary Roepcke Mulchaey, P.C.	1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017:
Statements of Net Assets Available for Benefits	2
Statements of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4-7

SUPPLEMENTAL SCHEDULE*:
Schedule H, Part IV Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2018	8

*
All other financial schedules required by section 2520.103-10 of the U.S. Department of Labor’s Annual Reporting and Disclosure Requirements under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Compensation Committee of the Board of Directors of
Huntington Bancshares Incorporated and Plan Participants of the
Huntington Investment and Tax Savings Plan
Columbus, Ohio

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Huntington Investment and Tax Savings Plan (the “Plan”) as of December 31, 2018 and 2017, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes and schedule (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2018 and 2017, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental information contained in Schedule H, Line 4i-Schedule of Assets (Held at End of Year) as of December 31, 2018 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ary Roepcke Mulchaey, P.C.

We have served as the Plan’s auditor since 2014.
Columbus, Ohio
June 28, 2019

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS
Investments, at fair value:
Huntington Bancshares Incorporated common stock	$131,533,582	$161,047,680
Mutual funds	848,382,094	775,731,602
Total investments	979,915,676	936,779,282
Accrued dividends and interest receivable	1,543,983	1,267,727
Notes receivable from participants	527,530	36,181
Employer match true up	1,204,084	—
Total receivables	3,275,597	1,303,908
Total assets	$983,191,273	$938,083,190
LIABILITIES
Due to brokers for investment securities purchased	$—	$254,616
Dividends payable to Plan participants	123,223	111,203
Payable for administrative expenses	285,683	263,771
Total liabilities	408,906	629,590
NET ASSETS AVAILABLE FOR BENEFITS	$982,782,367	$937,453,600

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
ADDITIONS
Investment income:
Net (depreciation) appreciation in fair value of investments	$(115,513,132)	$96,571,887
Dividends from Huntington Bancshares Incorporated common stock	5,518,971	4,008,625
Dividends from mutual funds	47,008,969	31,596,754
Interest	5,250	4,048
Total investment (loss) income	(62,979,942)	132,181,314
Contributions:
Employees	77,416,839	69,852,864
Employer	45,503,082	34,363,343
Rollovers	65,796,744	9,382,108
Total contributions	188,716,665	113,598,315
Total additions	125,736,723	245,779,629
DEDUCTIONS
Benefit distributions and other withdrawals	80,407,956	78,573,469

Net increase in net assets available for benefits	45,328,767	167,206,160
Net assets available for benefits at beginning of year	937,453,600	770,247,440
NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$982,782,367	$937,453,600

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF THE PLAN
General - The Huntington Investment and Tax Savings Plan (the “Plan”) is a defined contribution plan that was initially adopted by the Board of Directors (the “Board of Directors”) of Huntington Bancshares Incorporated (“Huntington”) on September 29, 1977, to be effective January 1, 1978, to provide benefits to eligible employees of Huntington, as defined in the Plan document. Plan participants should refer to the Plan document and summary plan description for a more complete description of the Plan’s provisions. On December 13, 2000, Huntington’s common stock held in accounts of participants who elected to have all or a portion of their accounts invested in Huntington’s common stock were designated as an Employee Stock Ownership Plan (“ESOP”). The ESOP forms a portion of the Plan.
Plan Amendments - From time to time, the Plan has been amended and restated. Amendments to the Plan include provisions as necessary to conform to various legislation and guidance under the Internal Revenue Code (the “Code”), and provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).
Plan Termination - Pursuant to the Plan document, Huntington may terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA and the Code.
Funding and Vesting - Employees must complete thirty days of employment before they are eligible to participate in the Plan. Participants may elect to make pre-tax and/or Roth 401(k) after tax contributions of up to 75% of their eligible compensation, subject to certain statutory limits.
Effective January 1, 2018, Huntington matched contributions equal to 150% on the first 2% of participant elective deferrals and 100% of the next 2% of participant elective deferrals. Prior to 2018, Huntington matched contributions equal to 100% of the first 4% of participant elective deferrals. Employer matching contributions are on a two-year cliff-vesting schedule. After two years of service, the employer matching contributes will be 100% vested. All prior years of service count toward vesting.
An annual discretionary profit sharing contribution was established in 2014. The profit sharing contributions are on a three-year cliff-vesting schedule. After three years of service, these contributions are 100% vested. All prior years of service count toward vesting.
The Plan also includes an automatic enrollment feature. Eligible employees who do not enroll or do not affirmatively opt-out will be enrolled at 4% pre-tax. Additionally, independent of the automatic enrollment program, the plan features an automatic escalation program whereby a participant contributing greater than 0% but less than 10% of compensation shall be automatically increased as of the last week of December by 1% per year up to a maximum of 10%, unless a participant elects to opt out of the automatic escalation program.
Forfeitures - Any forfeited portion of a participant’s account will be restored to the participant’s account if they are rehired within five years of termination and the entire amount distributed upon termination is repaid to the Plan. Forfeitures are either used to reduce Huntington contributions to the Plan or to pay reasonable expenses of the Plan. Forfeitures used to reduce Huntington contributions and pay reasonable expenses were $1,817,861 and $1,035,195 during 2018 and 2017, respectively. At December 31, 2018 and 2017 forfeited non-vested accounts were zero and $185,741, respectively.
Administration - The Plan administrator is Huntington. Portions of Plan administration have been delegated by the Plan administrator to a committee of employees appointed by the Board of Directors of Huntington. The Plan’s trustee and recordkeeper is Fidelity Management Trust Company (“Fidelity”).  The Plan administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the Code and the provisions of ERISA, as amended.
Participant Accounts - Each participant’s account is credited with the participant’s own contribution and an allocation of Huntington’s contribution, as applicable, and Plan earnings. Investment income or loss is allocated to participant accounts based on proportional account balances in their respective investments. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s individual account.
Fees and Expenses - Certain administrative fees are paid from the general assets of Huntington and are excluded from these financial statements. Administrative expenses are also paid by participants from the assets of the Plan. Revenue sharing and sub-transfer agent fee income received by the Plan is used to reduce participant administrative expenses. Investment related expenses are included in the net appreciation (depreciation) of fair value of investments.
Investment Options - Plan participants are permitted to direct their deferrals, employer matching contributions, and discretionary profit sharing contributions to any combination of investment options, including Huntington common stock and a variety of mutual funds. Huntington has the sole discretion to determine or change the number and nature of investment options in the Plan. An active participant may change or suspend deferrals pursuant to the terms set forth in the Plan document. As of December 29, 2017, if a Plan participant enrolls without making an investment election, all contributions will be allocated to the applicable age-appropriate Vanguard Target Retirement Fund. Prior to that time, if a Plan participant enrolled without making an investment election, all contributions were allocated to the Vanguard Wellington Fund.
Plan Investments - Plan investments consist of shares of Huntington common stock, and mutual funds held by the Plan's trustee, Fidelity (the "Plan Trustee"). The Plan Trustee purchases and sells shares of Huntington common stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington, at market prices, shares of Huntington common stock. A portion of participant holdings in Huntington common stock are held in Fidelity Government Cash Reserves Fund to help facilitate purchases and sales of Huntington common stock. The Plan Trustee purchases and redeems shares of mutual funds in accordance with rules of the mutual funds.
Participant Loans - The Plan does not permit participant loans. However, as a result of mergers and acquisitions, the plan was amended to allow the transfer of participant loans from qualified plans. Participant loans are recorded at unpaid principal balance plus any accrued but unpaid interest, at rates commensurate with prevailing rates at the time funds were borrowed. The amount recorded approximates current value. Principal and interest is paid ratably through payroll deductions. Participant loans are listed as notes receivable from participants in the Plan’s financial statements.
Contributions - Employee, employer, and discretionary profit sharing contributions to participants’ accounts in the Plan are invested pursuant to the participants’ investment direction elections on file.
Benefit Distributions and Other Withdrawals - A participant may request that the portion of his or her account that is invested in Huntington common stock be distributed in shares of Huntington common stock with cash paid in lieu of any fractional shares. All other distributions from the Plan are paid in cash.
Distributions and withdrawals are reported at fair value and recorded by the Plan when payments are made.
Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request in-service withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and (iii) pre-April 1, 1998, Employer contributions. Employee pre-tax elective deferrals and post April 1, 1998 employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant’s death, disability, termination of employment, or attainment of age 59 1/2. Certain distributions of employee deferrals may be made, however, in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the plan document for the terms of the Plan. Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59 1/2.
Plan participants have the option of reinvesting cash dividends paid on Huntington common stock or having dividends paid in cash.

2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation - The financial statements of the Plan are presented on the accrual basis and are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to financial statements.
Dividends and Interest Income - Dividends are recorded on their ex-dividend date. Interest is recorded on an accrual basis when earned. Net appreciation or depreciation includes the Plan’s gains and losses on investments bought and sold, as well as held, during the year.
Benefit Payments - Benefits are recorded when paid.
Fair Value Measurements - Accounting Standards Codification (“ASC”) Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Plan’s policy is to recognize significant transfers between levels at the beginning of the reporting period.
Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities, and changes therein, reported in the financial statements. Actual results could differ from those estimates.
Risks and Uncertainties - The Plan utilizes various investment instruments, including mutual funds and common stock. In general, investment securities are exposed to various risks such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes will materially affect the amounts in the financial statements.

3. PARTY-IN-INTEREST TRANSACTIONS
Notes receivable from participants and common stock of Huntington are held by the Plan Trustee and qualify as party-in-interest transactions. Fidelity Management Trust Company, trustee of the Plan and its subsidiaries and affiliates, maintain and manage certain investments of the Plan for which the Plan is charged.
At December 31, 2018 and 2017, the Plan held 11,034,697 and 11,060,967 shares of Huntington Bancshares Incorporated common stock, at a cost of $107,846,545 and $109,282,191. The fair value of the party-in-interest investments were $131,533,582 and $161,047,680 at December 31, 2018 and 2017, respectively.
Fees charged to participants are used to offset expenses of the Plan. Costs and expenses paid by the Plan for administration totaled $1,095,627 and $1,045,289 for 2018 and 2017, respectively. Costs and expenses are included in benefit distributions and other withdrawals in the Plan financial statements.

4. INCOME TAXES
The IRS has determined and informed the Plan sponsor by a letter dated January 27, 2017, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code. Although the Plan has been amended since receiving the January 27, 2017 determination letter, Huntington believes the Plan is designed, and is currently being operated, in compliance with the applicable requirements of the Code and, that the trust, which forms a part of the Plan is qualified and tax-exempt.
GAAP requires the evaluation of tax positions taken by the Plan and recognition of a tax liability if the Plan has taken an uncertain tax position that is not more likely than not to be sustained upon examination by the IRS. Huntington, on behalf of the Plan, has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2018 and 2017, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits; however, there are currently no audits for any tax periods in progress.

5. FAIR VALUE MEASUREMENTS
Investments of the Plan are accounted for at cost on the trade-date and are reported at fair value. Huntington common stock is valued using the year-end closing price as determined by the National Association of Securities Dealers Automated Quotations. Mutual funds are valued at quoted market prices that represent the net asset value of shares held by the Plan at year-end. There have been no changes in the valuation methodologies used at December 31, 2018 and 2017. The following tables set forth by level within the fair value hierarchy a summary of the Plan’s investments measured at fair value on a recurring basis at December 31, 2018 and 2017. For the years ended December 31, 2018 and 2017, there were no transfers in or out of Levels 1, 2, or 3.

	Fair Value Measurements Using
	Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
December 31, 2018	(Level 1)	(Level 2)	(Level 3)	Total
Common stock	$131,533,582	—	—	$131,533,582
Mutual funds	848,382,094	—	—	848,382,094
Total investments	$979,915,676	—	—	$979,915,676

	Fair Value Measurements Using
	Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
December 31, 2017	(Level 1)	(Level 2)	(Level 3)	Total
Common stock	$161,047,680	—	—	$161,047,680
Mutual funds	775,731,602	—	—	775,731,602
Total investments	$936,779,282	—	—	$936,779,282

6. SUBSEQUENT EVENTS
Effective January 1, 2019, the name of the Plan shall be changed from "The Huntington Investment and Tax Savings Plan" to "The Huntington 401(k) Plan".

Effective January 1, 2019 the Plan was amended to reflect hardship withdrawal provisions which were included in the Bipartisan Budget Act of 2018.

SUPPLEMENTAL SCHEDULE

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
EIN: 31-0724920 Plan Number: 002
SCHEDULE H, PART IV, LINE 4I — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2018

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,	(d) Cost	(e) Current
(a)	lessor or similar party	rate of interest, collateral, par, or maturity value	**	value
	COMMON STOCK —
*	Huntington Bancshares Incorporated	Huntington Bancshares Incorporated Common Stock — 11,034,697 shares		$131,533,582
	Total common stock			131,533,582

	MUTUAL FUNDS:
	Europacific Growth Fund	American Funds Europacific Growth Fund - 935,516 shares		42,088,882
	Federated Bond Fund	Federated Bond Fund - 2,176,021 shares		18,909,624
	Federated Total Return Gov’t Bond Fund	Federated Total Return Gov’t Bond Fund - 722,698 shares		7,675,059
	Federated Treasury Obligation Fund	Federated Treasury Obligation Fund - 49,659,672 shares		49,659,672
	Fidelity Contra Fund	Fidelity Contra Fund - 3,379,671 shares		37,446,753
	Fidelity Investments	Fidelity Government Cash Reserves Fund - 1,665 shares		1,665
	Oppenheimer Developing Markets Fund	Oppenheimer Developing Markets Fund - 215,375 shares		8,093,794
	PIMCO Foreign Bond Fund	PIMCO Foreign Bond Fund - 651,186 shares		6,928,620
	PIMCO Low Duration Institutional Fund	PIMCO Low Duration Institutional Fund - 712,293 shares		6,909,242
	T. Rowe Price Mid-Cap Growth Fund	T. Rowe Price Mid-Cap Growth Fund - 2,228,178 shares		107,598,733
	T. Rowe Price Small Cap Stock Fund	T. Rowe Price Small Cap Stock Fund - 3,989,666 shares		80,990,216
	Vanguard Equity Income Fund	Vanguard Equity Income Fund - 466,173 shares		30,967,849
	Vanguard Inflation Protected Securities Fund	Vanguard Inflation Protected Securities Fund - 161,554 shares		3,954,837
	Vanguard Institutional Index Fund	Vanguard Institutional Index Fund - 557,160 shares		126,781,817
	Vanguard Target Retirement 2015 Fund	Vanguard Target Retirement 2015 Fund - 196,529 shares		4,056,370
	Vanguard Target Retirement 2020 Fund	Vanguard Target Retirement 2020 Fund - 956,707 shares		20,119,549
	Vanguard Target Retirement 2025 Fund	Vanguard Target Retirement 2025 Fund - 1,491,367 shares		31,572,238
	Vanguard Target Retirement 2030 Fund	Vanguard Target Retirement 2030 Fund - 1,156,501 shares		24,564,075
	Vanguard Target Retirement 2035 Fund	Vanguard Target Retirement 2035 Fund - 1,193,059 shares		25,412,157
	Vanguard Target Retirement 2040 Fund	Vanguard Target Retirement 2040 Fund - 951,099 shares		20,324,992
	Vanguard Target Retirement 2045 Fund	Vanguard Target Retirement 2045 Fund - 812,228 shares		17,389,797
	Vanguard Target Retirement 2050 Fund	Vanguard Target Retirement 2050 Fund - 612,327 shares		13,128,285
	Vanguard Target Retirement 2055 Fund	Vanguard Target Retirement 2055 Fund - 438,477 shares		9,427,251
	Vanguard Target Retirement 2060 Fund	Vanguard Target Retirement 2060 Fund - 306,491 shares		6,589,550
	Vanguard Target Retirement 2065 Fund	Vanguard Target Retirement 2065 Fund - 24,480 shares		481,268
	Vanguard Target Retirement Income Fund	Vanguard Target Retirement Income Fund - 9,515 shares		195,155
	Vanguard Total Bond Market Index Fund	Vanguard Total Bond Market Index Fund - 816,139 shares		8,528,654
	Vanguard Total International Stock Fund	Vanguard Total International Index Fund - 86,868 shares		8,813,587
	Vanguard Wellington Fund	Vanguard Wellington Fund - 2,024,530 shares		129,772,403

	Total mutual funds			848,382,094

*	NOTES RECEIVABLE FROM PARTICIPANTS	$527,530 principal amount, interest rates of 1.69% - 5.71%; maturing between 2019—2036		527,530

	TOTAL			$980,443,206

*	Indicates party-in-interest to the Plan.
**	Cost information is not required for participant-directed investments and therefore not included.

See notes to financial statements.